EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2025, related to the consolidated financial statements of Red Cat Holdings, Inc. as of and for the eight months ended December 31, 2024, and as of and for the years ended April 30, 2024 and 2023, included in its Transition Report on Form 10-KT.

/s/ dbbmckennon

Newport Beach, California

May 20, 2025